Exhibit 5.2

March 17, 2016

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Ladies and Gentlemen:

We have acted as special counsel in the State of West Virginia to Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (“CFS West Virginia”) and wholly-owned subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership” and, together with CFS West Virginia, the “Issuers”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and certain other subsidiaries of the Partnership identified on the Registration Statement (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $175,000,000 aggregate principal amount of their 7 7⁄8% Senior Notes due 2021 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 7 7⁄8% Senior Notes due 2021 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of May 28, 2013 (as amended or supplemented from time to time, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, a copy of the Certificate of Incorporation and Articles of Incorporation of CFS West Virginia, certified by the secretary or another officer of CFS West Virginia, a copy of the Bylaws of CFS West Virginia, certified by the secretary or another officer of CFS West Virginia, the Unanimous Written Consent of the Board of Directors of CFS West Virginia, dated as of May 13, 2013, the Unanimous Written Consent of the Board of Directors of CFS West Virginia, dated as of March 16, 2016, and such other documents as we considered appropriate as a basis for the opinions set forth below, and we

Vinson & Elkins L.L.P.

March 17, 2016

reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to CFS West Virginia, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the New Notes will be duly authorized, executed and delivered by the Partnership and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on representations from officers of CFS West Virginia and certificates from such officers and from public officials, and have assumed that all such representations and certifications of fact are true, accurate and complete. With respect to our opinion in paragraph 1 below as to the valid existence of CFS West Virginia, we have relied exclusively on a Certificate of Existence issued by the Office of the Secretary of State of the State of West Virginia dated as of March 11, 2016 (the “Entity Certificate”).

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Based solely upon our review of the Entity Certificate, CFS West Virginia validly exists as a corporation under the laws of the State of West Virginia.

2. As of the date of the Indenture, CFS West Virginia had all corporate power and authority to execute and deliver the Indenture, and as of the date hereof, CFS West Virginia has the requisite corporate power and authority to perform its obligations under the Indenture and under the New Notes.

3. All necessary corporate action has been taken on the part of CFS West Virginia to authorize the execution and delivery of the Indenture and the New Notes and the performance by CFS West Virginia of its obligations thereunder.

4. The Indenture has been duly executed and delivered by CFS West Virginia to the extent that execution and delivery are governed by the laws of the State of West Virginia.

The opinions expressed herein are limited in all respects to the laws of the State of West Virginia, excepting therefrom municipal and local ordinances, rules and regulations. We express no opinion as to the effect of the federal laws of the United States of America or the laws, rules or regulations of any other jurisdiction, domestic or foreign.

Vinson & Elkins L.L.P.

March 17, 2016

This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty and should not be construed or relied on as such.

You may rely on this opinion in connection with your opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement. This opinion may not to be used, circulated, quoted or otherwise relied on for any other purposes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion letter is given as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very truly yours,

/s/ SPILMAN THOMAS & BATTLE, PLLC